EXHIBIT B

TENDER AND VOTING AGREEMENT

This Tender and Voting Agreement, dated as of February _1_, 2011 (this “Agreement”), is by and among WONDER HOLDINGS ACQUISITION CORP., a Delaware corporation (“Parent”), WONDER HOLDINGS, INC., a Delaware corporation (“Merger Sub”), and the stockholder of Matrixx Initiatives, Inc., a Delaware corporation (the “Company”), set forth on the signature page hereto (the “Stockholder”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

ARTICLE 1

1.01         Certain Definitions.

(a)   “Company Common Stock” means the common stock of the Company, including the associated rights issued pursuant to the Rights Agreement, dated as of July 22, 2002, between Matrixx and Registrar and Transfer Company, as such agreement may be amended from time to time.

(b)   “Merger Agreement” means the Agreement and Plan of Merger, dated as of December 14, 2010, among the Company, Merger Sub and Parent, as it may be amended from time to time.

(c)   “Shares” means all shares of Company Common Stock owned beneficially or otherwise by the Stockholder or its affiliates, including any shares of Company Common Stock or other equity interests in the Company that are hereafter issued to or otherwise acquired or owned (beneficially or otherwise) by the Stockholder or its affiliates prior to the termination of the Agreement.

1.02         Representations and Warranties of the Stockholder.  The Stockholder represents and warrants to Parent and Merger Sub as follows:

(a)   The Stockholder or one or more of its affiliates is the sole beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Shares, free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of the Shares), except as set forth in this Agreement and pursuant to any applicable restrictions on transfer under the Securities Act.

(b)   The Shares constitute all of the securities (as defined in Section 3(a)(10) of the Exchange Act, which definition will apply to all uses of the term “securities” contained in this Agreement) of the Company beneficially owned, directly or indirectly, by the Stockholder and any of the Stockholder’s affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definitions will apply to all uses of the terms “affiliates” and “associates,” respectively, contained in this Agreement).

(c)   The Stockholder has the legal capacity to execute, deliver and perform the Stockholder’s obligations under this Agreement.  The Stockholder has duly executed and delivered this Agreement.  This Agreement is the Stockholder’s valid and legally binding obligation, enforceable against the Stockholder in accordance with its terms.

(d)   No consents or approvals of, or registrations with, any Governmental Entity or with any third party are required to be made or obtained by the Stockholder in connection with the execution, delivery or performance by the Stockholder of this Agreement.

(e)   The execution, delivery and performance of this Agreement by the Stockholder does not and will not constitute a violation of any Law or any judgment, decree or order, or conflict with any contract, agreement or other obligation, to which the Stockholder or any of the Stockholder’s properties (or its affiliates thereof) is subject or bound.

1.03         Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Stockholder as follows:

(a)   Each of Parent and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.  Each of Parent and Merger Sub has duly authorized, executed and delivered this Agreement.  This Agreement has been duly authorized by all necessary corporate action of each of Parent and Merger Sub.  This Agreement is each of Parent’s and Merger Sub’s valid and legally binding obligation, enforceable against each of them in accordance with its terms.

(b)   No consent or approval of, or registration with, any Governmental Entity or with any third party are required to be made or obtained by either Parent or Merger Sub in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement.

(c)   The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and will not constitute (i) a violation of any Law or any judgment, decree or order to which Parent or Merger Sub or any of their properties is subject or bound or (ii) a breach or violation of, or a default under, the Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Merger Sub.

ARTICLE 2

2.01         Transfer of the Shares.  During the term of this Agreement, the Stockholder will (and shall cause its affiliates to) not (a) tender into any tender or exchange offer other than the Offer or otherwise directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or encumber with any Lien, any of the Shares or any interest therein, (b) deposit the Shares into a voting trust, enter into any other voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment or other disposition of any interest in or the voting of any shares of Company Common Stock or any other securities of the Company or (d) take any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated by the Merger Agreement.  Any attempted sale, transfer, pledge, assignment or other disposition of any Shares or any interest therein in violation of this Section 2.01 shall be null and void ab initio.

ARTICLE 3

3.01         Tender of Shares.  The Stockholder will validly tender (or cause the record owner of such Shares to validly tender) into the Offer (and not withdraw) and sell, pursuant to and in accordance with the terms of the Offer and the Offer Documents, the Shares not later than the second Business Day after the date hereof, or with respect to any Shares acquired after such date, prior to the expiration of the Offer.

3.02         Voting.  The Stockholder hereby agrees that at any meeting of the stockholders of the company, however called, it shall vote (and shall cause its affiliates to vote) all Shares owned in favor of the Merger and against any actual or proposed action that would impede, interfere with, delay, postpone, or adversely affect the Merger, the Offer or any other transaction contemplated by or in connection with the Merger Agreement.

3.03         Waiver of Appraisal and Dissenters’ Rights and Actions.  The Stockholder hereby (a) waives and agrees not to exercise, and to cause all affiliates of the Stockholder to waive and not exercise, any rights of appraisal or rights to dissent from the Merger that the Stockholder or an affiliate thereof may have and (b) agrees not to commence or join in (and agrees to cause its affiliates not to commence or join in), and agrees to take (and to cause its affiliates to take) all actions necessary to opt out of any class in any class action with respect to, any claim, suit, action or proceeding, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the Merger Agreement or the consummation of the Offer or the Merger.

3.04         Conditions to Agreements. The rights and obligations of the parties under this Agreement shall be subject to the conditions that Parent and Merger Sub shall have amended the terms of the Offer such that the Offer Price is at least $8.75 per share of Company Common Stock.

ARTICLE 4

4.01         Termination.  This Agreement will automatically terminate upon the earliest to occur of (a) the purchase of all of the Shares pursuant to the Offer in accordance with Section 3.01, (b) the Effective Time, (c) the date the Merger Agreement is terminated in accordance with its terms, and (d) the mutual consent of the Stockholder and Parent; provided, that nothing herein shall relieve any party hereto from liability for any breach of this Agreement and this Section 4.01 and Section 4.03 shall survive any termination of this Agreement.

4.02         Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby.  Each party hereto will execute and deliver all such further instruments, documents and agreements and take all such further action as may be necessary or desirable in order to consummate the transactions contemplated hereby.

4.03         Miscellaneous.

(a)   In furtherance of this Agreement, the Stockholder, on behalf of itself and its affiliates, hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order at and upon the direction of Parent with respect to all of the Shares.

(b)   Any provision of this Agreement may be (i) waived by the party benefited by the provision, but only in writing, or (ii) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement.  This Agreement constitutes the final, exclusive and entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.

(c)   This Agreement shall be governed by the Laws of the State of Delaware, regardless of the Laws that might otherwise govern.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought except in such courts).  Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth below shall be effective service of process with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d)   Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement.  This Agreement may be executed in one or more counterparts (including by facsimile or pdf), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(e)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.  Each party agrees that it will not oppose the granting of an injunction or other equitable relief on the basis that the party seeking such injunction or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity.  In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other Judgment.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect such invalidity, illegality or unenforceability shall not affect any other provision hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

WONDER HOLDINGS ACQUISITION CORP.

By:  Fraser Preston
Name:  Fraser Preston
Title:  Secretary

WONDER HOLDINGS, INC.

By:  Fraser Preston
Name:  Fraser Preston
Title:  Secretary

STOCKHOLDER

BML Investment Partners, L.P.

By: Braden M. Leonard
        Name:  Braden M. Leonard
Title:  Manager of BML Capital Management, LLC as manager of BML Investment Partners, L.P.

Number of Shares:          935,000

Address:

65 E Cedar – Suite 2
Zionsville, IN 46077
Attention: Braden M. Leonard
Facsimile: 317-344-6690